Exhibit 99.1

Steve Madden Announces Fourth Quarter and Full Year Results

LONG ISLAND CITY, N.Y., February 24 /PRNewswire-FirstCall/ -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the fourth quarter ended December 31, 2008.

•	Fourth quarter net sales increased 15.9% to $119.1 million.

•	Operating margin rose to 10.3% in the fourth quarter 2008, compared with operating margin of 6.8% in the same period of 2007.

•	Net income increased 53% to $7.2 million, or $0.40 per diluted share, compared to $4.7 million, or $0.23 per diluted share, in the prior year’s fourth quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer commented, “We were pleased to have met our fourth quarter expectations despite a challenging economic environment. Steve and our talented design team continue to create excellent products capturing the most recent trends at price points that our consumers appreciate. Looking ahead, we continue to move forward with our strategic initiatives while carefully controlling expenses and inventory levels in response to the current retail environment.”

Fourth Quarter 2008 Results:

Fourth quarter net sales were $119.1 million compared to $102.8 million reported in the comparable period of 2007. Net sales from the wholesale business were $79.1 million compared to $63.5 million in the fourth quarter of 2007 driven by strength in the Steve Madden Womens, Madden Girl and Steven wholesale footwear divisions as well as by the Daniel M. Friedman accessories division. Retail net sales totaled $40.0 million compared to $39.3 million in the fourth quarter of the prior year. Same store sales decreased 0.5% compared to a 0.1% decrease in the fourth quarter of 2007.

Gross margin improved to 40.4% from 37.9%, reflecting margin improvement in both the wholesale and retail divisions. Gross margin in the wholesale business increased to 31.9% from 26.8% in the prior year’s fourth quarter as strong sell-through of product at retail led to significantly lower markdown allowances. Retail gross margin increased to 57.1% from 55.9% in the comparable period of the prior year as stronger merchandise and better inventory management resulted in fewer close-outs than in Q4 2007.

Operating expenses as a percent of sales were 32.8% versus 34.0% in the same period of the prior year, due to leverage on increased sales.

Operating income for fourth quarter increased to $12.2 million, or 10.3% of sales, compared with operating income of $7.0 million, or 6.8% of sales, in the same period of 2007.

Net income increased 53% to $7.2 million, or $0.40 per diluted share, compared to $4.7 million, or $0.23 per diluted share, in the prior year’s fourth quarter.

During the fourth quarter of 2008, the Company closed 2 stores.

Full Year 2008 Results:

For the full year fiscal 2008, net sales were $457.0 million compared to $431.1 million in fiscal 2007.

Net income totaled $28.0 million, or $1.51 per diluted share, for the year, compared to $35.7 million, or $1.68 per diluted share, in fiscal 2007. Fiscal 2008 results include a one-time charge of $4.9 million pre-tax, or $0.16 per diluted share, resulting from the resignation of the Company’s former Chief Executive Officer. Fiscal 2007 results include a one-time benefit of $2.9 million, or $0.13 per diluted share, resulting from tax savings related to prior periods, partially offset by a one-time charge for prior-year customs duties of $1.2 million pre-tax, or $0.03 per diluted share. Excluding these one-time items, fiscal 2008 net income totaled $31.0 million, or $1.67 per diluted share, compared to fiscal 2007 net income of $33.6 million, or $1.58 per diluted share.

The Company opened 3 stores and closed 7 stores during 2008, ending the year with 97 retail locations, including the Internet store.

At the end of the fourth fiscal quarter, cash, cash equivalents and marketable securities totaled $124.8 million. As of December 31, 2008 advances payable-factor totaled $30.2 million.

Arvind Dharia, Chief Financial Officer, commented, “We ended the year in a strong financial position with a healthy cash balance. While we are pleased with our performance in the fourth quarter and the year, given that we are operating in a challenging economic environment, we will continue to focus on generating cash flow and maintaining the strength of our balance sheet in 2009.”

Company Outlook

For fiscal 2009, the Company expects sales to decline 6%-8%, which is partially due to the shift of the Candies business to the “first-cost” model where revenue will be recorded in the other income line. Excluding the impact of this shift, sales are expected to decline 3%-5% for the year. Diluted EPS is expected to be in the range of $1.40 to $1.55. Capital expenditures are planned to be under $5 million in 2009 as compared to $8.3 million in 2008. The Company plans to open two to three stores and to close between 8 and 13 locations in 2009.

Conference Call Information

Interested stockholders are invited to listen to the fourth quarter earnings conference call scheduled for today, Tuesday, February 24, 2009, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 888-203-1112, passcode 6430612, and will be available until March 26, 2009.

About Steve Madden

Steve Madden designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel, footwear, and accessories specialty stores, and online at http://www.stevemadden.com/. The Company has several licensees for its brands, including for outerwear, cold weather accessories, eyewear, hosiery, and bedding and bath products and owns and operates 95 retail stores, including its online store. The Company is the licensee for footwear, handbags and belts for Fabulosity, for footwear for Elizabeth and James and l.e.i. and for handbags and belts for Betsey Johnson and Daisy Fuentes.

This press release contains forward looking statements as that term is defined in the federal securities laws. The events described in forward looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and whether forward looking statements made by the Company ultimately prove to be accurate. The Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether from new information, future events or otherwise.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

(In thousands, except per share data)
	Three Months Ended		Years Ended
Consolidated:	Dec 31, 2008	Dec 31, 2007	Dec 31, 2008	Dec 31, 2007

Net Sales	$119,097	$102,745	$457,046	$431,050
Cost of Sales	71,004	63,773	270,222	257,646
Gross Profit	48,093	38,972	186,824	173,404
Commission and licensing fee income	3,238	2,901	14,294	18,351
Operating Expenses	39,115	34,919	156,212	138,841
Income from Operations	12,216	6,954	44,906	52,914
Interest and other Income, Net	258	838	1,400	3,222
Income Before provision for Income Taxes	12,474	7,792	46,306	56,136
Provision for Income Tax	5,273	3,092	18,330	20,446
Net Income	$7,201	$4,700	$27,976	$35,690

Basic income per share	$0.40	$0.23	$1.53	$1.73
Diluted income per share	$0.40	$0.23	$1.51	$1.68

Weighted average common shares
outstanding - Basic	17,868	20,101	18,325	20,647
Weighted average common shares
outstanding - Diluted	18,054	20,358	18,519	21,292

BALANCE SHEET HIGHLIGHTS

	Dec 31, 2008 Consolidated Unaudited	Dec 31, 2007 Consolidated Unaudited

Cash and Cash Equivalents	$89,588	$29,446
Marketable Securities (Current and Non-current)	35,224	80,411
Total Current Assets	194,736	168,855
Total Assets	284,693	266,521
Advances Payable - Factor	30,168	—
Total Current Liabilities	72,650	47,717
Total Stockholder Equity	206,242	215,334